UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 12, 2010 (April 8, 2010)

Newcastle Investment Corp.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-31458	81-0559116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 798-6100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 8, 2010, Newcastle Investment Corp. (the “Company”) entered into a new securitization transaction to refinance its Manufactured Housing Loans Portfolio I (the “Portfolio”). Newcastle MH I LLC (the “Issuer”), an indirect wholly-owned subsidiary of the Company, entered into a Purchase Agreement (the “Agreement”) with Deutsche Bank Securities Inc. (“Deutsche Bank”), pursuant to which the Issuer agreed to issue and sell to Deutsche Bank approximately $134.5 million aggregate principal amount of the Issuer’s asset-backed notes (the “Notes,” and the issuance and sale of the Notes pursuant to the Agreement is referred to as the “Transaction”), of which $97.6 million will be sold to third parties and $36.9 million will be sold to certain of the Company’s CDOs. As the Company described in its previous quarterly and annual reports, beginning in January 2009, the existing debt that currently finances this Portfolio became callable at the option of the lender, and the principal and interest payments from the Portfolio (net of expenses and payments related to related interest rate swap contracts) were used to repay the existing debt.

At the closing of the Transaction, the Company will use the gross proceeds received from the issuance of the Notes to repay the existing debt in full, terminate the existing related interest rate swap contracts and pay the related transaction costs. The Company expects unrestricted cash to increase by approximately $14 million and will retain the residual interest in the securitization. The closing of the Transaction is expected to occur on April 15, 2010, subject to customary conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newcastle Investment Corp.
(Registrant)

Date: April 12, 2010	By:	/s/ Brian C. Sigman
Name: Brian C. Sigman
Title: Chief Financial Officer